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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                         Home City Financial Corporation
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                                (Name of Issuer)

                           Common shares, no par value
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                         (Title of Class of Securities)

                                  43706C 10 0
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                                 (CUSIP Number)

                                December 31, 2002
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x ]    Rule 13d-1(b)
         [  ]    Rule 13d-1(c)
         [  ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 43706C 10 0                                     13G

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    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Douglas L. Ulery
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]

                                                                (b) [ ]
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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

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                              5     SOLE VOTING POWER

                                    60,910

        NUMBER OF             --------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     9,700
         BY EACH              --------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    49,387
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    9,700
                              --------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           70,610

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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%

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   12      TYPE OF REPORTING PERSON*

           IN

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Item 1(a).        Name of Issuer:
---------

                  Home City Financial Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:
---------

                  2454 N. Limestone Street
                  Springfield, Ohio  45503

Item 2(a).        Name of Persons Filing:
---------

                  Douglas L. Ulery

Item 2(b).        Address of Principal Business Office or, if none, Residence:
---------

                  Home City Federal Savings Bank of Springfield
                  63 West Main Street
                  Springfield, OH 45502

Item 2(c).        Citizenship:
---------

                  United States

Item 2(d).        Title and Class of Securities:
---------

                  Common shares, no par value

Item 2(e).        CUSIP Number:
---------

                  43706C 10 0


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Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or
               13d-2(b) or (c), check whether the person filing is a:

               (a)    [  ]   Broker or Dealer registered under Section 15 of
                             the Act (15 U.S.C. 78o).

               (b)    [  ]   Bank as defined in section 3(a)(6) of the
                             Act (15 U.S.C. 78c).


               (c)    [  ]   Insurance Company as defined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c).

               (d)    [  ]   Investment Company registered under section 8 of
                             the Investment Company Act of 1940
                             (15 U.S.C. 80a-8).

               (e)    [  ]   An investment adviser in accordance with
                             ss. 240.13d-1(b)(1)(ii)(E).

               (f)    [  ]   An employee benefit plan or endowment fund in
                             accordance with ss. 240.13d-1(b)(1)(ii)(F).

               (g)    [  ]   A parent holding company or control person in
                             accordance with ss. 240.13d-1(b)(1)(ii)(G).

               (h)    [  ]   A savings association as defined in Section 13(b)
                             of the Federal Deposit Insurance Act
                             (12 U.S.C. 1813).

               (i)    [  ]   A church plan that is excluded from the definition
                             of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
                             (15 U.S.C. 80a-3).

               (j)    [  ]   A group, in accordance with
                             ss. 240.13d-1(b)(1)(ii)(J).


Item 4.        Ownership:
------

               (a)  Amount Beneficially Owned:

                       70,610

               (b)  Percent of Class:

                       8.6%


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               (c)      Number of shares as to which such person has:

                        (i)     sole power to vote or to direct the vote:

                                60,910

                        (ii)    shared power to vote or to direct the vote:

                                9,700

                        (iii) sole power to dispose or to direct the disposition of:

                                49,387

                        (iv) shared power to dispose or to direct the disposition of:

                                9,700

Item 5.                    Ownership of Five Percent or Less of a Class:
------
                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.                    Ownership of More Than Five Percent on Behalf of
-------                    Another Person:

                           Inapplicable

Item 7.                    Identification and Classification of the Subsidiary
------- Which Acquired the Security Being Reported on by the Parent Holding Company:

                           Inapplicable

Item 8.                    Identification and Classification of Members of the
------                     Group:

                           Inapplicable

Item 9.                    Notice of Dissolution of Group:
------
                           Inapplicable


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Item 10.          Certification:
-------

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 01/27/03                                     /s/ Douglas L. Ulery
      --------                                     --------------------
                                                   Douglas L. Ulery